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                                                                     EXHIBIT 6.2

                                                                      [JTC Logo]








                                LEGAL DEPARTMENT

                        JTC(LG)3729/1220 PT 1/LP/SL(ZMY)






                                BUILDING AGREMENT


                                     BETWEEN


                             JURONG TOWN CORPORATION


                                       AND


                         SINGAPORE TECHNOLOGIES PTE LTD






                                  relating to:

                              PRIVATE LOT A12787(e)

                           G.S.NO. 3696K MUKIM NO. 13


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                          BUILDING AGREEMENT FOR LAND
            AT PRIVATE LOT A12787(e) IN WOODLANDS INDUSTRIAL PARK D
                                    (INLAND)


THIS AGREEMENT is made the 30th day of July 2001 BETWEEN JURONG TOWN CORPORATION a body corporate incorporated under the Jurong Town Corporation Act and having its Head Office at JTC Summit, 8 Jurong Town Hall Road, Singapore 609434 (hereinafter called "the Owner" which expression shall include its successors-in-title and assigns) of the one part AND SINGAPORE TECHNOLOGIES PTE LTD a company incorporated in Singapore and having its registered office at

                            51 CUPPAGE ROAD, #09-01,
                                SINGAPORE 229469

(hereinafter called "the Licensee" which expression shall include its successors-in-title) of the other part.

     WHEREBY IT IS AGREED as follows:

1 For the period of three (3) years from the 1ST DAY OF MARCH 2000 (hereinafter referred to as "the date hereof") or for such further period as may be extended by the Owner the Licensee shall have the Licence and authority to enter upon all that piece of land known as PRIVATE LOT A12787(e) FORMING PART OF GOVERNMENT SURVEY LOTS 3696K MUKIM NO. 13 and situated in the Republic of Singapore as shown on the plan annexed hereto and estimated to contain an area of 42,165 square metres more or less subject to survey (hereinafter called "the said land") for the construction of factory buildings and other structures therein and for the installation of equipment fixtures and fittings thereat for the purpose of WAFER FABRICATION AND ITS ANCILLARY ACTIVITIES ONLY in accordance with the stipulations hereinafter contained and for no other purpose whatsoever.

                                       1
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Licensee's Obligations
2 The Licensee hereby agrees to perform and observe the following stipulations:-

     Lease Schedule
     2.01 To hold the said land until the same shall be comprised in a lease to be granted as hereinafter provided as licensee upon the same terms relating to the lease referred to in clause 2.02 herein at the same rent and subject to the same covenants and stipulations so far as applicable as if a lease thereto has been actually granted and so that the Owner shall have all the remedies by whatsoever means for rent in arrears that are incidental to the relationship of landlord and tenant but so that nothing herein contained shall be construed as creating a legal demise or any greater interest in the licence than a tenancy at will.

     License Fees
     2.02 To pay in advance as from the date hereof a licence fee calculated at the same rate and on the dates specified as for the rent reserved in the lease of the said land set out in the FIRST SCHEDULE hereto as if such lease has actually been granted.

     Property Tax
     2.03 To pay on the Owner's behalf to the Comptroller of Property Tax an amount equivalent to the sum payable by the Owner as property tax in respect of the said land, improvements and structures thereon during the said period or of such extended period (if any) permitted under clause 3.03 hereof by way of additional licence fee or for the period prior to the issue of the lease to be granted under clause 4 herein.

     Interest
     2.04 To pay interest at the rate of 8.5% per annum or such higher rate as may be determined from time to time by the Owner in respect of any outstanding amount payable by the Licensee under this Agreement from the date such amount becomes due until payment in full is received by the Owner.

     Survey Fee
     2.05 To pay to the Owner all survey fees and other charges including those payable to and claimed by the relevant Government Planning Authorities for the survey of the said land for the purpose of sub-division of the land of which the said land forms part and the preparation and issue of a Certificate of Title PROVIDED THAT the Owner shall have the right to employ his own surveyor to carry out the said survey in which event the Licensee shall bear all costs incurred.

                                       2
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     Soil Conditions
     2.06 At his own cost and expense -

          (a) to engage a professional engineer to carry out soil investigation to advise on the soil conditions and to design structurally sound buildings proposed to be erected taking into consideration the condition of the said land; and

          (b) to execute such work as may be required to be done in respect of the state and condition of the said land (especially its ground levels, topography and soil conditions) which state and condition the Licensee shall be deemed to have full knowledge.

     Plans
     2.07 Without prejudice to clause 2.06 above to submit within three (3) months from the date hereof firstly to the Owner for his approval and then to the relevant Government Planning and Building Authorities full and complete plans elevations and specifications of the buildings proposed to be erected on the said land in accordance in every way with the requirements under the Planning Act, Building Control Act, Fire Safety Act, Water Pollution Control and Drainage Act and any other relevant statutory provisions PROVIDED THAT any of the said plans elevations and specifications which have been approved by the Owner shall not be amended except with the prior written consents of the Owner irrespective of whether written permission for the amendments have been granted by the Urban Redevelopment Authority or any other relevant Building Authority AND PROVIDED ALSO THAT the Owner may give or refuse his approval at his absolute discretion.

                                       3
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     Commencement of building [GPR Cases Only]
     2.08 At his own cost to commence erection on the said land either within six (6) months from the date hereof or within one (1) month from the date of approval of the plans by the relevant Government Building Authorities, whichever is the earlier, and in a substantial and workman-like manner with the best materials of their available kinds and in conformity in every respect with the plans, elevations, sections and specifications approved by the Owner and the relevant Government Building Authorities to finish the factory buildings, structures and other appurtenances including the installations of all equipment, fixtures and fittings so as to be completely fit for immediate occupation and operation within the said period of three (3) years from the date hereof PROVIDED ALWAYS THAT in the planning, erection, construction and completion of the said buildings, to develop PRIVATE LOTS A 12787, A12787(a), A12787(b), A12787(d),
          A12787(e) AND ANY OTHER LAND THAT MAY BE OCCUPIED BY THE LICENSEE WITHIN WOODLANDS INDUSTRIAL PARK D to a gross plot ratio of not less than 0.6 and not more than 1.4 and in the event that the aforesaid gross plot ratio exceeds 1.4 the Licensee shall obtain the prior written consent of the Owner and the relevant governmental and statutory authorities and at his own cost and expense be responsible for all developmental charges/differential premium and any other charges that may be payable in consequence thereof AND PROVIDED FURTHER THAT the Licensee shall not install or use any electrical installation, machine or apparatus that may cause or causes heavy power surge, high frequency voltage and current, air borne noise, vibration or any electrical or mechanical interference or disturbance whatsoever which may prevent or prevents in any way the service or use of any communication system or affects the operation of other equipment, installations, machinery, apparatus or plants of other Licensees.

     Protection of slopes
     2.09 At his own cost to take such steps and execute such works upon the said land as may be necessary for the protection of shores and embankments if any and for the prevention of earth-slip erosion of soil and failure of slopes expeditiously in a workman-like manner and to the satisfaction of the Owner and other relevant governmental and statutory authorities.

                                       4
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     Liquidated Damages
     2.10 If the Licensee shall fail to complete the said buildings works and installations and to commence operations within the period specified in clause 2.08 or within any extended period under clause 3.03 hereof the Licensee shall pay to the Owner a sum calculated at the rate of $200.00 per day as liquidated damages for the period during which the said buildings shall so remain or have remained incomplete PROVIDED THAT such payment shall not prejudice any other right or remedy the Owner may have against the Licensee including its right of re-entry under Clauses 3.02 and 3.04.

     Removal & Replacement of Construction Materials
     2.11 To remove and replace any materials brought on the said land or used in any of the said buildings works or installations which the Owner shall require to be removed as being inferior or unfit and to make good any workmanship which he shall consider imperfect and if the Licensee fails to remedy such defects the Owner may enter upon the said land and remedy such defects at the expense of the Licensee after expiry of fourteen (14) days' notice being given to the Licensee to do so.

     Additions & Alterations
     2.12 Not to erect or build or permit or suffer to be erected or built any building, structure or installation other than those conforming with the plans elevations sections and specifications approved by the Owner and the relevant Government Building Authorities nor to make any alterations in the external elevation of any of the said buildings when erected without the prior consent in writing of the Owner.

     Compliance with laws & regulations
     2.13 In the erection and completion of the said buildings, structures and installations to do all acts and things required by and to perform the works in conformity with all respects with the provisions of any laws or regulations made thereunder and to pay and keep the Owner indemnified against all claims and other payments whatsoever which during the progress of the works may become payable in respect of the said works or of anything done under the authority herein contained and from time to time to discharge and pay all claims, assessments and outgoings now or at any time hereafter be chargeable against the Owner under any law or otherwise in regard to the said land, the said buildings or any structures or installations thereon.

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     Nuisance
     2.14 Not to do or permit or suffer to be done in or upon the said land or any part thereof anything which in the opinion of the Owner may be or become a nuisance or annoyance or cause damage or inconvenience to the Owner or to the Licensees or occupiers of any adjoining or neighbouring premises or whereby any insurance for the time being effected on the premises under sub-clause 2.19 herein may be rendered void or voidable or be in any way affected.

     Disposal/ Removal of earth, etc.
     2.15 Not to sell or dispose of any earth, clay, gravel or sand from the said land or permit or suffer any of the same to be removed except so far as shall be necessary for the execution of the said works PROVIDED nevertheless that the Licensee may use for the purpose of the said works any of the approved materials if so required.

     Excess Building Materials
     2.16 Not without the prior consent in writing of the Owner to remove or permit or suffer to be removed until after completion of the said buildings in accordance with the provisions herein contained any building materials (other than inferior or unfit materials removed for the purpose of being replaced by proper materials) or plant which shall be brought upon the said land for the purpose of the said works.

     Nameplates, Signboards, etc.
     2.17 Not without the prior consent in writing of the Owner to affix or exhibit or erect or paint or permit or suffer to be affixed or exhibited or erected or painted on or upon any part of the exterior of the said land or of the external walls or rails or fences thereof any nameplate, signboard, placard, poster or other advertisement or boarding.

     Storage of materials necessary for construction
     2.18 Not at any time to deposit or make up or manufacture or permit or suffer to be deposited made up or manufactured upon the said land any building or other materials except such as shall be actually required for the buildings to be erected on the said land in accordance with this Agreement and as soon as the buildings hereinbefore agreed to be erected shall be completed at his own expense to remove from the road or footpath adjoining the said land or the ground intended to be used for such road or footpath all building and other materials and waste whatsoever.

                                       6
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     Insurance
     2.19 As soon as any of the said buildings shall have reached a height of five (5) feet above ground level to insure the same to the full value thereof in the joint names of the Owner and the Licensee against loss or damage by fire in some insurance office approved by the Owner and shall increase such insurance proportionately as the said buildings approach completion and to keep the same so insured until a lease shall be granted as hereinafter provided and to pay all premiums thereof at least seven (7) days before the expiry date of such insurance policy and to produce to the Owner or his agent without demand the policy or policies of such insurance and the receipt for each such payment and in the event the said buildings or any part thereof are destroyed or damaged by fire then to forthwith give to the Owner written notice of such destruction or damage and to forthwith cause all monies received by virtue of any such insurance to be forthwith laid out in rebuilding and reinstating the buildings to the satisfaction of the Owner and to make up any deficiency thereof out of his own monies, but the rebuilding and reinstatement shall in any event commence and be completed within the period specified by the Owner PROVIDED ALWAYS THAT if the Licensee shall at any time fail to keep the premises insured as aforesaid the Owner may without being under any obligation to do so do all things necessary to effect or maintain such insurance and any monies expended by him for that purpose shall be repayable by the Licensee on demand and be recovered forthwith from the Licensee as a debt PROVIDED FURTHER THAT NOTWITHSTANDING THE COVENANT CONTAINED IN THIS CLAUSE 2.19, THE LICENSEE MAY EXERCISE THE OPTION NOT TO REBUILD OR REINSTATE THE BUILDINGS SUBJECT TO THE FOLLOWING CONDITIONS:

          (a) WITHOUT PREJUDICE TO CLAUSE 3(b), THE LICENSEE SHALL GIVE THE OWNER THREE (3) MONTHS' PRIOR NOTICE IN WRITING TO PREMATURELY TERMINATE THIS AGREEMENT; AND

          (b) THE LICENSEE SHALL FORTHWITH PAY OR CAUSE TO BE PAID TO THE OWNER (WHOM THE LICENSEE ACKNOWLEDGES TO BE ENTITLED TO) ALL MONIES RECEIVED BY VIRTUE OF SUCH INSURANCE.

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     Assignment
     2.20 Not to assign charge create a trust or agency let sublet or underlet or grant a license or part with or share his interest under this Agreement, or the possession or occupation of the said land, or any part thereof EXCEPT THAT, subject to the Owner's prior written consent, which consent shall not be unreasonably withheld, the Licensee may mortgage or charge his interest under this Agreement by way of assignment or debenture (as the case may be) to secure the repayment of such sum or sums as the Licensee may require for the purpose only of erecting or completing the building or other structure to be built on the said land in accordance with the provisions of this Agreement PROVIDED THAT the Licensee shall thereafter continue to be liable for the observance and performance of the several stipulations herein contained until the grant of the lease as hereinafter provided.

     Use before TOP/CSC
     2.21 Not to permit or suffer any person to occupy reside or make use of any building erected on the said land before a Temporary Occupation Permit or Certificate of Statutory Completion has been issued by the relevant Governmental and Statutory authority.

     Occupier's Liability
     2.22 To make reasonable provision against and be responsible for all loss, injury and damage to any person (including loss of life) or property including that of the Owner for which the Licensee may be held liable arising out of or in connection with the occupation and use of the said land and the buildings and structures erected thereon and to indemnify the Owner against all proceedings, claims, costs and expenses which he may incur or for which he may be held liable as a result of any act, neglect or default of the Licensee or his servants, contractors, sub-contractors, or agents or their respective servants.

     Waste
     2.23 To make good and sufficient provision for the safe and efficient disposal of all waste including but not limited to pollutants generated at the said land to the requirements and satisfaction of the Owner and other relevant Governmental and Statutory authorities PROVIDED THAT in the event of any default by the Licensee under this covenant the Owner may carry out such remedial measures as he thinks necessary and all costs and expenses incurred thereby shall be recoverable forthwith from the Licensee as a debt.

                                       8
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     Change of Name
     2.24 Subject always to clause 2.20 hereinbefore appearing to give to the Owner written notice of every change of name within one month from the date of each change.

     Internal Drainage System
     2.25 To construct an internal drainage system to the satisfaction of the Owner to ensure that all surface water collected is discharged into the public drains and will not flow into adjoining properties.

     Temporary Crossing, Wash Bay, Culvert, etc.
     2.26 (a) To submit plans for the construction of the Licensee's temporary crossing, wash bay, silt trap and such like to the Owner for his approval.

          (b) To construct and complete the said temporary crossing, wash bay, silt trap and such like as approved by the Owner within one (1) month of the commencement of erection on the said land in accordance with clause 2.08.

          (c) To maintain the said temporary crossing, wash bay, silt trap and such like in good condition at all times until removal.

          (d) To construct and complete a permanent culvert within nine (9) months from the date hereof or any extension thereof as may be approved by the Owner.

          (e) To remove the said temporary crossing, wash bay, silt trap and such like within one (1) month of the completion of the permanent culvert.

          (f) To reinstate, within one (1) month of the completion of the permanent culvert, any damage to roads, roadside kerbs and sidetables, drains, turf, trees, services and the like to the satisfaction of the Owner and the relevant governmental and statutory authorities.

          (g) To reinstate, within one (1) month of the completion of said buildings and works, any damage to roads, roadside kerbs and sidetables, drains, turf, trees, services and the like to the satisfaction of the Owner and the relevant governmental and statutory authorities.

          (h) To construct a permanent road access from the said land to the main road to the satisfaction of the relevant governmental and statutory authorities.

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          (i)  Not to place any materials, equipment or any other thing on the roadside kerbs and sidetables and to be responsible for any damage to the roadside kerbs and sidetables.

          (j) To daily wash and clean up the stretch of road, box culverts, drains and inlet chambers fronting the land free of mud and silt, and clear away all debris, litter and the like at the roadside kerbs and sidetables until completion of the said buildings and work.

          (k) To take measures to prevent the road, box culverts, drains and inlet chambers fronting the land from being silted or littered with debris, litter and the like.

          (l) To provide a vehicle wash bay on the said land at all times until completion of the said buildings and works and to ensure that every vehicle which leaves said land shall have been washed clean of soil and dirt.

          (m) To ensure that there is no spillage of any earth, soil, grease, construction material or debris on or at any part of the surrounding estate and public roads bordering the estate.

          (n) To be responsible for all damage to the footpaths, trees, road pavement, roadside kerbs and sidetables, box culverts and drains fronting the said land and to repair all damage immediately to the Owner's satisfaction.

          (o) To confine all construction activities within the boundary of the said land.

          (p) To erect aesthetically pleasing and safe hoarding approved by the Owner along the whole boundary of the said land before commencing any construction activities.

          (q)  To ensure that no unauthorised excavation works are carried out.

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          (r)  To engage a Qualified Person to certify in writing to the Owner within one month after the completion of the said buildings and works that all the reinstatement and construction works required under clause 2.26 and consequent excavation works have been carried out and completed satisfactorily.

          (s) To remain responsible for and remedy any defects in the said reinstatement and construction works required under clause 2.26 and consequent excavation works even after the Qualified Person's certification or the return or expiry of the Deposit mentioned in clause 2.27.

     Deposit
     2.27 (a) To place with the Owner a deposit OF DOLLARS FIFTEEN THOUSAND ONLY ($15,000/-) (hereinafter called "the Deposit") which shall be forfeited or from which deductions shall be made by the Owner in the event of a breach of any of the provisions in clause 2.26.

          (b) To immediately make good any deductions from or any forfeiture of the Deposit so that the Deposit is at all times maintained at the sum of DOLLARS FIFTEEN THOUSAND ONLY ($15,000/-).

          (c) If the Deposit is by way of a cash deposit then the Owner shall repay the same without interest to the Licensee twelve (12) months after the Qualified Person's certification subject to appropriate deductions, forfeiture or payments to the Owner for damages or other sums due to a breach of any of the provisions in clause 2.26.

          (d) If the Deposit is by way of a banker's guarantee then the Owner shall return the said guarantee to the Licensee twelve (12) months after the Qualified Person's certification subject to appropriate deductions, forfeiture or payments to the Owner for damages or other sums due to a breach of any of the provisions in clause 2.26.

          (e) Any forfeiture of or deductions from the Deposit shall be without prejudice to the rights and remedies of the Owner contained in this Agreement and the Lease.

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     Landscaping
     2.28 At his own cost to plant and maintain trees and landscape the said land in accordance with all the requirements of the National Parks Board and other relevant Governmental and Statutory authorities.

     Diversion of existing utility services
     2.29 At his own cost to execute such work as may be necessary to divert existing utility services such as pipes, cables and the like (if any) to the requirements and satisfaction of the Owner and other relevant Governmental and Statutory authorities.

     Encroachment
     2.30 (a) If the Licensee shall at any time be found to have encroached upon any area beyond the allocated boundaries of the said land, the Licensee shall at his own cost and expense, but without prejudice to any other right or remedy the Owner may have against him, immediately or within the time specified (if any) by the Owner to rectify and remove the encroachment to the satisfaction of the Owner and pay to the Owner such compensation as may be specified by the Owner.

          (b) If, however, the Owner in his absolute discretion permits the Licensee to regularise and retain the encroached area or any part thereof upon such terms and conditions as may be stipulated by the Owner and any other relevant Governmental and Statutory authorities, the Licensee shall pay license fee on the encroached area with retrospective effect from the date hereof, and the Licensee shall also pay all survey fees, amalgamation fees, legal fees (including solicitor and client costs and expense), and all other costs and charges relating thereto.

     Notice of Damage
     2.31 If any damage of whatsoever nature or description shall at any time occur or be caused to the said land or any building or structure or installation thereon, or any part thereof, to forthwith give to the Owner written notice of the damage and to remedy the damage to the satisfaction of the Owner within such time as the Owner may specify, all at the cost of the Licensee.

     No animals
     2.32 Not to keep or allow to be kept any livestock or other animals on the said land or any part thereof.

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     GST
     2.33 The licence fees and other taxable sums payable by the Licensee under or in connection with the licence herein shall be exclusive of the goods and services tax (hereinafter called "tax") chargeable by any governmental, statutory or tax authority calculated by reference to the amount of the licence fees and any other taxable sums received or receivable by the Owner from the Licensee and which tax is payable by the Licensee. The Licensee shall pay the tax and the Owner acting as the Collecting agent for the governmental, statutory or tax authority shall collect the tax from the Licensee together with the licence fees hereinabove reserved without any deduction and in advance without demand on the 1st day of each of the months of January, April, July and October, and in the manner and within the period prescribed in accordance with the applicable laws and regulations.

     No construction on buffers & sewer easements
     2.34 Without prejudice to the generality of clauses 2.12 and 2.13 hereinbefore appearing, the Licensee shall not place, construct or erect or permit the placing, construction or erection of any building, structure or equipment whatsoever on buffers or sewer easements or other underground services (if any) within the boundary of the said land and shall comply with the requirements of the relevant governmental and statutory authorities including the Urban Redevelopment Authority and the Building Control Division of the Ministry of National Development.

     Connection of sewer pipelines
     2.35 Without prejudice to the generality of the rights which the Owner has during the licence period in respect of the Easement referred to in VML I/076384J of the Lease contained in the First Schedule hereto (herein referred to as "the Easement"), to allow the Owner its workmen, agents, contractors, sub-contractors and authorised lessees, tenants and licensees and their workmen and contractors a right to enter and work upon the said land free of charge for the purpose of connecting sewer pipelines, if required, into the boundary of the said land at any time during the period of the licence herein PROVIDED ALWAYS THAT the Licensee shall not at any time hold the Owner liable for any claim, demand, action, proceeding, inconvenience, loss, damage, costs or expenses of whatsoever kind or description which the Licensee or any other person may suffer in connection therewith including such entry, works or pipeline or in other way connected with the Easement.

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     Plans endorsement
     2.36 The Owner's endorsement on plans shall be null and void should there by any subsequent amendment made thereon without the Owner's prior written consent even though Written Permission from Urban Redevelopment Authority has been obtained.

     Boundary walls
     2.37 The Licensee shall at its own cost ensure that the building, boundary walls, landscaping works fronting the Bukit Timah Expressway are aesthetically designed to the Owner's satisfaction.

     General Height Restriction
     2.38 To comply with and to observe any height restriction(s) on buildings and structures at the said land as imposed by the Authorities and to ensure that any height restriction plan(s) which may be furnished to the Licensee shall at all times be held in strict confidence and shall not be shown, revealed or copied to or by any person, contractor, sub-contractor, watchman, employee, agent, representative or any other person except with the prior written consent of the Owner.

Owner's Rights
3 It is hereby mutually agreed that until the Licensee has performed all his obligations herein contained the Owner shall possess the rights and powers following:

     Inspection
     3.01 The right for himself and his agents with or without workmen or others at all reasonable times to enter upon the said land to view the state and progress of the said buildings and works and to inspect and test the materials and workmanship in connection therewith and for any other reasonable purpose including the construction and installation of sewers, drains pipes and cables on or leading from any adjoining or neighbouring land of the Owner as may be required by the Owner.

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     Re-entry
     3.02 Full right and liberty in case any of the said buildings and other structures or installations hereby agreed to be erected be not completed and fit for immediate occupation within the period hereinbefore limited (time in this respect shall be of the essence of the contract) and in accordance in every way with the stipulations hereinbefore contained or in case the Licensee shall in any other way fail to perform and observe any of the stipulations on his part herein contained or if any charging order writ of seizure and sale or its equivalent made in respect of the said land or any structure thereon shall be enforced without the written consent of the Owner having first been obtained by the Licensee or by the person in whose favour the charging order writ of seizure and sale or its equivalent shall have been made, to re-enter upon and take possession of the said land and all buildings structures fixtures plant material and effects whatsoever thereon with power to hold and dispose thereof as if this Agreement had not been entered into and without making to the Licensee any compensation of any kind, any refund of any portion of the licence fee or any other sums or allowance for the same and this Agreement shall thereupon determine but without prejudice to any right of action or other remedy of the Owner for the recovery of any licence fee or monies due to him from the Licensee or in respect of any breach of this Agreement PROVIDED ALWAYS THAT if the said land has been assigned by way of mortgage the provisions of this clause shall not take effect until the Owner has served upon the mortgagee notice in writing specifying the breach and the mortgagee has failed to remedy such breach.

     Extension of Time
     3.03 PROVIDED nevertheless that notwithstanding any such default as aforesaid in completing the said buildings and works the Owner may in his discretion give notice in writing to the Licensee of his intention not to enforce the stipulations herein contained and may in his absolute discretion fix any extended period for the completion of the said works, subject to such terms and condition as the Owner may impose, in substitution for the said period of three (3) years hereby fixed for such completion and thereupon the obligations hereunder of the Licensee to complete the said works and to accept a lease hereinafter mentioned shall be taken to refer to such substituted period.

     Re-entry/ Reduction of lease
     3.04 Without prejudice to the generality of clause 3.02 hereof full right and liberty in the event that the Licensee has failed to either:

          (a)  fulfill the investment criteria as stipulated in clause 4; or

          (b)  develop the said land in accordance with 2.08.

          with full and absolute discretion to the Owner to either:-

          (i) re-enter upon and take possession of the said land or any part thereof and all buildings, structures, fixtures, plant, material and effects whatsoever thereon with power to hold and dispose thereof as if this Agreement had not been entered into and without making to the Licensee any compensation or any kind, any refund of any portion of the licence fee or any other sums or allowance for the same and this Agreement shall thereupon determine but without prejudice to any right of action or other remedy of the Owner or recovery of any licence fee or monies due to him from the Licensee or in respect of any breach of this Agreement, or

          (ii) reduce the total offered lease term OF THIRTY (30) YEARS in accordance with Annex A (hereinafter referred to as "the Reduced Term") and the Licensee shall execute all such documents as the Owner shall deem necessary and in connection therewith, pay all costs disbursements fees and charges, legal or otherwise as provided in clause 5.

Investment Criteria
4 If the said buildings and works shall have been completely finished to the satisfaction of the Owner and the relevant Governmental Building Authorities (to be evidenced by their certificates in writing to that effect) within the said period of three (3) years or of such extended period (if any) as aforesaid and of the Licensee shall have performed and observed all the stipulations herein on his part contained other than such as may have been waived as aforesaid AND IF THE LICENSEE'S MINIMUM INVESTMENT SHALL HAVE BEEN THE SUM OF $900/- PER SQUARE METRE OF THE ACTUAL GROSS FLOOR AREA ON BUILDING AND CIVIL WORKS (OF WHICH AT LEAST 1.0% OF THIS INVESTMENT OR A MINIMUM $75,000/- WHICHEVER IS LOWER, MUST BE ON LANDSCAPING WITH PARTICULAR EMPHASIS ON THE LANDSCAPING A THE SAID LAND'S BOUNDARIES FACING BUKIT TIMAH EXPRESSWAY AND WOODLANDS ROAD) AND A MINIMUM INVESTMENT OF $800/- PER SQUARE METRE OF THE MINIMUM GROSS FLOOR AREA ON PLANT AND MACHINERY WITHIN THREE (3) YEARS FROM THE 1ST DAY OF MARCH 2000 (DUE PROOF OF SUCH INVESTMENT TO BE PRODUCED TO THE SATISFACTION OF OWNER ON OR BEFORE THE 31ST DAY OF AUGUST 2003) then the Owner shall grant and the Licensee shall accept and execute a counter-part of one good and sufficient lease or sub-lease of the said land and premises together with the buildings so erected thereon with their appurtenances for the term of THIRTY (30) YEARS from THE 1ST DAY OF MARCH 2000 at the rent and in the form containing the reservation, exceptions, covenants conditions and provisions set forth in the FIRST SCHEDULE hereto with such modification as circumstances may render necessary and such other covenants, conditions or stipulations to be performed by the Licensee governing or regulating the use of the said land as the Owner thinks fit with a view to preserving the value thereof or protecting the interests of the licensees or occupiers of land or premises adjacent to the said land from any dangerous or obnoxious or otherwise harmful activities which may be carried out by the Licensee whether or not such activities are incidental to the Licensee's trade PROVIDED THAT until such lease is executed the Licensee shall be deemed to be the Lessee of the said land as though a lease has been executed at the same rent and subject to the covenants and conditions contained in the FIRST SCHEDULE hereto so far as the same are applicable.

Costs for documents
5 The Licensee shall pay all costs, disbursements, fees and charges legal or otherwise including stamp and registration fees in connection with the preparation, stamping and issue of this Agreement and the Lease herein agreed to be granted and any prior accompanying or future documents or deeds supplementary collateral or in any way relating to this Agreement and the lease.

Costs in general
5A The Licensee shall pay all costs and fees legal or otherwise, including the Owner's costs as between solicitor and client, in connection with the enforcement of the covenants and conditions of this Agreement and the lease.

Marginal Notes
6 All marginal notes are for ease of reference only and shall not be taken into account in the construction or interpretation of the clause or paragraph to which they refer.

Termination
7 The Licensee may, at any time during the said period of three (3) years and any extensions thereof granted under clause 3.03 and subject to the prior written consent and the conditions of consent of the Owner, terminate this Agreement or surrender part of the said land PROVIDED ALWAYS THAT such termination or surrender shall be without prejudice to any right or remedy of the Owner which may have accrued prior to such termination or surrender AND PROVIDED FURTHER THAT the Licensee shall in addition to the license fee (which at the discretion of the Owner may be apportioned for the period commencing from the date hereof up to the date of delivery of vacant possession of the said land or part thereof to the Owner) survey fees, property tax and other charges specified herein pay to the Owner as liquidated damages a sum made up of firstly an amount equivalent to three
     (3) month's licence fee, secondly an amount equivalent to one (1) additional year's property tax and thirdly an amount of $500/- being administrative costs or such other sum as may be determined from time to time by the Owner, AND PROVIDED FURTHER THAT before the delivery of vacant possession as aforesaid if the Owner shall so desire the Licensee shall at the cost and expense of the Licensee PROPERLY DEMOLISH AND REMOVE SUCH BUILDING, STRUCTURE, FIXTURE, FITTING OR THING AS MAY BE STIPULATED IN WRITING BY THE OWNER AS WELL AS PROPERLY render the said land or part thereof as the case may be to its original state and condition and licence fee and property tax shall continue to be payable until the same has been completed to the satisfaction of the Owner PROVIDED ALSO THAT THE LICENSEE SHALL, WITHOUT PREJUDICE TO CLAUSES 2.08 AND 2.34, ENSURE THAT THE SAID LAND AND ANY OTHER REMAINING LAND OCCUPIED BY THE LICENSEE WITHIN WOODLANDS INDUSTRIAL PARK D COMPLY WITH THE SETBACK REQUIREMENTS AND OTHER PLANNING REQUIREMENTS AND DO NOT EXCEED THE AVERAGE MAXIMUM GROSS PLOT RATIO OF 1.4 AFTER THE TERMINATION OR SURRENDER.

Decontamination
8    The Licensee also hereby agrees as follows:

     8.01 The Owner and the Licensee shall accept and be bound by the results of the Environmental Baseline Study (hereinafter referred to as "the first Baseline Study") dated the 3rd day of March 2000 and conducted by the Environmental Technology Institute to determine the presence of minerals and hydrocarbons on and beneath the said land.

     8.02 In the event of re-entry by the Owner under clause 3.02 or 3.04 or before the Licensee delivers possession under clause 7 of this Agreement, (herein referred to as "the said Event") the Licensee shall at his own cost:

          (a) remove all fixtures, fittings and equipment as may be required by the Owner;

          (b) engage a reputable independent consultant to conduct another Environmental Baseline Study (hereinafter referred to as "the Subsequent Study") to determine the level of minerals and hydrocarbons on the beneath the said land and submit a written copy of the Subsequent Study to the Owner;

          (c)  if the results of the Subsequent Study indicate that:

               (i) the level of minerals and hydrocarbons present a the time of the Subsequent Study exceeds that of the First Baseline Study, or

               (ii) the level of minerals and hydrocarbons is equal to or exceeds the Intervention Values of the Dutch Standards then prevailing (hereinafter referred to as "the Dutch Standard")
               whichever is less stringent (hereinafter referred to as "the contamination"), then the Licensee shall at his own cost and within a reasonable time period (for these purposes, "reasonable time period" shall mean the length of time taken for decontamination using the then prevailing best practical technology which is commercially available) properly carry out all works necessary to decontaminate the said land to the state and condition existing at the time of the First Baseline Study or the prevailing Dutch Standard, whichever is less stringent, and to the satisfaction of the Owner and the relevant governmental and statutory authorities UNLESS the Licensee proves to the reasonable satisfaction of the Owner that the contamination is caused solely by:

               -    natural occurrence of minerals and hydrocarbons; or

               -    third parties

               and is not in any way caused or contributed by the Licensee's acts or omissions or those of its agents and PROVIDED THAT the Licensee shall at all times, whether prior to or after the said Event promptly notify the Owner in writing after the Licensee has notice of contamination entering onto or beneath the said land. Further, the parties hereto may, but shall not be obliged to, remedy or cause to be remedied any contamination solely caused by third parties or by natural occurrence to the said land and neither party shall hold the other liable in any way for the same. However, the parties hereto shall at all times comply with the requirements of the prevailing environmental laws at their own costs.

          (d) reinstate the said land to its original state and condition, fair wear and tear excepted, to the satisfaction of the Owner,

          (hereinafter referred to as "the decontamination and reinstatement works").

     8.03 During and for as long as the Licensee shall after the said Event occupy and continue to occupy the said land or any part thereof by himself or his agents, servants, contractors or subcontractors or any other permitted persons for purposes of or in connection of the decontamination and reinstatement works or any part thereof, the Licensee shall be and shall be deemed to be the occupier of the said land and every part thereof for purposes of liabilities arising or which may arise under or by virtue of occupiers' liability and the Licensee shall indemnify the Owner in relation to all such liabilities.

     8.04 If the Licensee shall for any reason fail to carry out the decontamination and reinstatement works or to observe or perform his obligations under and in accordance with this clause 8 or any part thereof, the Owner may upon re-entry or delivery of possession as the case may be, and without prejudice to any other right or remedy the Owner may have in law, appoint or cause to be appointed a reputable independent consultant to carry out or cause to be carried out the decontamination and reinstatement works or such part thereof as the Owner may deem fit, and all costs and expenses incurred thereby shall be recoverable by the Owner from the Licensee as a debt.

     8.05 In addition, the Owner shall be entitled to further recover from the Licensee and the Licensee shall pay all licence fees, tax, property tax and other amounts which the Owner would have been entitled to receive from the Licensee had the period within which the decontamination and reinstatement works are effected by the Licensee or the Owner been added to the period of the licence under this Agreement.

     8.06 The Licensee shall not cause or suffer to be caused or permit entry from the said land onto or beneath any adjoining or neighbouring premises ("the Adjoining Land") any minerals or hydrocarbons to a level which is in contravention of the prevailing environmental laws, or, in the absence of such laws, the prevailing Dutch Standard. If the Licensee fails to comply with this clause, the Licensee shall properly carry out all works necessary to decontaminate the Adjoining Land to the state and condition in compliance with such prevailing laws or Dutch Standard PROVIDED THAT:-

          (i) the Owner shall first prove the contamination of the Adjoining Land; and

          (ii) the Licensee shall not be liable for the contamination of the Adjoining Land if the Licensee had not caused or contributed in any way to the same by its acts or omissions.

     IN WITNESS WHEREOF the parties hereto have hereunto set their respective hands or seals the day and year first above written.

SIGNED on behalf of                              )
                                                 )
JURONG TOWN CORPORATION                          )
                                                 )
By:      KOH CHWEE                               )         /s/ Koh Chwee
         Director                                )
         Industrial Parks Development            )
         Group                                   )

in the presence of:-



                              /s/ Donne Marie Aeria
                        ---------------------------------
                                DONNE MARIE AERIA
                              Advocate & Solicitor
                                    Singapore


The Common Seal of                               )
                                                 )
SINGAPORE TECHNOLOGIES PTE LTD                   )        [SEAL]
                                                 )
was hereunto affixed                             )
                                                 )
in the presence of:-                             )



    SIGNATURE     :         /s/ Ho Ching
                   -----------------------------
    NAME (IN FULL):        Ho Ching (Ms.)
    DESIGNATION   :       President & CEO



    SIGNATURE     :        /s/ Chua Su Li
                   -----------------------------
    NAME (IN FULL):      Chua Su Li (Mrs.)
    DESIGNATION   :      Company Secretary

     I,                    , an Advocate and solicitor of the Supreme Court of
Singapore hereby certify that on the                 day of
the Common Seal of SINGAPORE TECHNOLOGIES PTE LTD was duly affixed to the within written instrument at Singapore in my presence in accordance with the regulations of the said Company which regulations have been produced and shown to me.

     Witness my hand this                  day of






                                        ------------------------------------
                                                Advocate and Solicitor
                                                      Singapore

                                                                         ANNEX A


PRORATING OF LEASE TERM

(1)  The Minimum Required Investment under the contract is:

     (a)  Minimum required Gross Floor Area: 42165 sm

          Minimum required Gross Plot Ratio: 1:00

     (b)  Minimum required investment on Plant & Machinery: $33,732,000

     (c) Minimum required investment on Building & Civil Works: $900.00 psm of the actual GFA

(2) If the Minimum Required Investment is not met, then the total lease term offered shall be REDUCED to the SHORTEST lease term that the Licensee/Lessee is eligible for based on the table below.

                                               ACTUAL INVESTMENT             ACTUAL INVESTMENT
REDUCED TERM         ACTUAL GROSS                 ON PLANT &                    ON BUILDING &
    (YR)            FLOOR AREA (SM)              MACHINERY ($)               CIVIL WORKS ($ PSM)
------------        ---------------         -----------------------          -------------------
      1             20,637 - 22,198          2,297,337 - 3,512,388                 15 - 29
      2             22,199 - 23,397          3,512,389 - 4,549,377                 30 - 44
      3             23,398 - 24,407          4,549,378 - 5,494,194                 45 - 59
      4             24,408 - 25,298          5,494,195 - 6,380,108                 60 - 74
      5             25,299 - 26,102          6,380,109 - 7,224,181                 75 - 89
      6             26,103 - 26,843          7,224,182 - 8,036,550                 90 - 104
      7             26,844 - 27,531          8,036,551 - 8,823,817                105 - 119
      8             27,532 - 28,179          8,823,818 - 9,590,572                120 - 134
      9             28,180 - 28,791          9,590,573 - 10,340,152               135 - 149
     10             28,792 - 29,373         10,340,153 - 11,075,081               150 - 164
     11             29,374 - 29,929         11,075,082 - 11,797,316               165 - 179
     12             29,930 - 30,462         11,797,317 - 12,508,415               180 - 194
     13             30,463 - 30,976         12,508,416 - 13,209,641               195 - 209
     14             30,977 - 31,471         13,209,642 - 13,902,036               210 - 224
     15             31,472 - 31,950         13,902,037 - 14,586,469               225 - 239
     16             31,951 - 32,414         14,586,470 - 15,244,336               240 - 254
     17             32,415 - 32,865         15,244,337 - 15,759,162               255 - 269
     18             32,866 - 33,303         15,759,163 - 16,266,155               270 - 284
     19             33,304 - 33,731         16,266,156 - 16,765,917               285 - 299
     20             33,732 - 34,009         16,765,918 - 17,258,978               300 - 314
     21             34,010 - 34,281         17,258,979 - 17,745,804               315 - 329
     22             34,282 - 34,547         17,745,805 - 18,226,812               330 - 344
     23             34,548 - 34,809         18,226,813 - 18,702,373               345 - 359
     24             34,810 - 35,066         18,702,374 - 19,172,819               360 - 374
     25             35,067 - 35,318         19,172,820 - 19,638,453               375 - 389
     26             35,319 - 35,565         19,638,454 - 20,099,546               390 - 404
     27             35,566 - 35,809         20,099,547 - 20,556,346               405 - 419
     28             35,810 - 36,048         20,556,347 - 21,009,079               420 - 434
     29             36,049 - 36,284         21,009,080 - 21,457,951               435 - 449
     30             36,285 - 36,516         21,457,952 - 21,903,153               450 - 464
     31             36,517 - 36,745         21,903,154 - 22,344,859               465 - 479
     32             36,746 - 36,970         22,344,860 - 22,783,231               480 - 494
     33             36,971 - 37,192         22,783,232 - 23,218,417               495 - 509
     34             37,193 - 37,411         23,218,418 - 23,650,556               510 - 524

     35             37,412 - 37,628         23,650,557 - 24,079,777               525 - 539
     36             37,629 - 37,841         24,079,778 - 24,506,200               540 - 554
     37             37,842 - 38,052         24,506,201 - 24,929,937               555 - 569
     38             38,053 - 38,260         24,929,938 - 25,351,092               570 - 584
     39             38,261 - 38,466         25,351,093 - 25,769,763               585 - 599
     40             38,467 - 38,669         25,769,764 - 26,186,043               600 - 614
     41             38,670 - 38,870         26,186,044 - 26,600,017               615 - 629
     42             38,871 - 39,069         26,600,018 - 27,011,767               630 - 644
     43             39,070 - 39,266         27,011,768 - 27,421,370               645 - 659
     44             39,267 - 39,460         27,421,371 - 27,828,899               660 - 674
     45             39,461 - 39,653         27,828,900 - 28,234,420               675 - 689
     46             39,654 - 39,843         28,234,421 - 28,638,000               690 - 704
     47             39,844 - 40,032         28,638,001 - 29,039,699               705 - 719
     48             40,033 - 40,219         29,039,700 - 29,439,576               720 - 734
     49             40,220 - 40,403         29,439,577 - 29,837,686               735 - 749
     50             40,404 - 40,587         29,837,687 - 30,234,081               750 - 764
     51             40,588 - 40,768         30,234,082 - 30,628,812               765 - 779
     52             40,769 - 40,948         30,628,813 - 31,021,925               780 - 794
     53             40,949 - 41,126         31,021,926 - 31,413,467               795 - 809
     54             41,127 - 41,303         31,413,468 - 31,803,479               810 - 824
     55             41,304 - 41,478         31,803,480 - 32,192,005               825 - 839
     56             41,479 - 41,651         32,192,006 - 32,579,083               840 - 854
     57             41,652 - 41,823         32,579,084 - 32,964,750               855 - 869
     58             41,824 - 41,994         32,964,751 - 33,349,044               870 - 884
     59             41,995 - 42,164         33,349,045 - 33,731,999               885 - 899
     60              42,165 - Above            33,732,000 - Above                900 - Above

(3) FOR THE AVOIDANCE OF DOUBT, IN NO EVENT SHALL THE REDUCED TERM EXCEED THE TOTAL OFFERED LEASE TERM.

(4) If the Licensee/Lessee is eligible for a Reduced Term of at least or more than 30 years, then the initial lease term shall be for a maximum of 30 years and the further lease term shall be for the remaining number of years, if any.

(5) If the License/Lessee is eligible for a Reduced Term of less than 30 years, then the lease term shall be for the reduced duration only and no further lease term shall be granted.

                      THE FIRST SCHEDULE ABOVE REFERRED TO

                                               ---------------------------------

                                                L                1    Ver 1
                                               ---------------------------------

                               THE LAND TITLES ACT

                                               ---------------------------------


                                               ---------------------------------
                                                        (For official use only)

                                      LEASE

DESCRIPTION OF LAND

--------------------------------------------------------------------------------
 CT/SSCT/SCT        MK      TS     Lot No      Property Address
-------------                                  Whole or part (if part lot, to
  Vol   Fol                                    state appd new lot/strata lot)
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

LESSOR

--------------------------------------------------------------------------------

Name:           JURONG TOWN CORPORATION
--------------------------------------------------------------------------------
Address:        a body corporate incorporated the under Jurong Town Corporation
                Act and having its office at the JTC Summit, 8 Jurong Town Hall
                Road, Singapore 609431.
--------------------------------------------------------------------------------

(the registered proprietor) HEREBY LEASES the registered estate or interest in the land to:

AND
LESSEE

--------------------------------------------------------------------------------
Co regn no:                        199004768N
--------------------------------------------------------------------------------
Name:                              SINGAPORE TECHNOLOGIES PTE LTD
--------------------------------------------------------------------------------
Place of Incorporation:            SINGAPORE
--------------------------------------------------------------------------------
Address:
(within Singapore for              51 CUPPAGE ROAD, #09-01, SINGAPORE 229469.
service of notice
--------------------------------------------------------------------------------

FOR TERM OF LEASE

Term of Lease:      THIRTY (30) YEARS

Commencement Date:  1st DAY OF MARCH 2000  (hereinafter  referred to as "the
                    Commencement Date")

Consideration:      (a) An annual rent as stipulated in clause 1(i) of the
                        Special Covenants and Conditions hereinafter appearing.

                    (b) The minimum investment by the Lessee on building and
                        civil works exceeding $900/- per square metre of the actual gross floor area and on plant and machinery exceeding $800/- per square metre of the minimum gross floor area, (hereinafter referred to as "the fixed investment criteria").

                    (c) A minimum gross plot ratio of not less than 0.6 and not more than 1.4 for PRIVATE LOTS A12787, A12787(a), A12787(b), A12787(d) and A12787(e) and any other land that may be occupied by the Lessee within Woodlands Industrial park D taken together.

Easement:           As provided in the Memorandum of Lease I/30809F and the
                    First Variation of Memorandum of Lease VML I/076384J hereinafter referred to.


SUBJECT TO:
PRIOR
ENCUMBRANCES:
--------------------------------------------------------------------------------

                                      NIL

--------------------------------------------------------------------------------

AND the following:-

COVENANTS AND CONDITIONS

(a) the covenants, conditions and powers implied by law in instruments of lease (or to such of them as are not hereinafter expressly negatived or modified);

(b) the covenants and conditions set forth in the Memorandum of Lease and the First Variation of Memorandum of Lease filed in the Registry of Titles and numbered as ML I/30809F and VML I/076384J with the exception of covenants 1(i), 1(x), 1(xi), 1(xvii), 1(xxv), 1(xxviii) and 1(xxxii) of ML I/30809F.


SPECIAL COVENANTS AND CONDITIONS

Rent-4% Annual Fixed Increase

1    (i)       To pay from the 1ST DAY OF MARCH 2000 the yearly rent of
               DOLLARS ONE MILLION THREE HUNDRED AND EIGHTY-THREE THOUSAND AND
               TWELVE ONLY ($1,383,012/-) by equal quarterly instalments on the 1st day of each Increase of the months of January, April, July and October in every year of the said term without any deductions and in advance without demand at the office of the Lessor or at such other office as the Lessor may designate calculated at the rate of $32.80cts per square metre per annum (hereinafter referred to as "the Initial Rent") of the demised premises having an area of 42,165 square metres (hereinafter referred to as "the preliminary survey area", which may at any time be adjusted on completion of final survey, if any, and in which event if the area adjusted exceeds five square metres more, or less, than the preliminary survey area the rental paid or payable by the Lessee shall accordingly also be adjusted and be paid and payable or refunded as the case may be in respect of the full difference between the preliminary survey area and the final survey area, with retrospective effect from the commencement of the said term of the Lease herein), which rate shall, on THE 1ST DAY OF MARCH
               2001 and on the 1ST DAY OF MARCH of every year thereafter, be subject to a yearly fixed rental increase of 4% over the yearly rent for each immediately preceding year. PROVIDED THAT all sums payable or refundable retrospectively under this clause shall be paid or refunded, as the case may be without interest, EXCEPT
               THAT interest under clause 1(xvi) shall be payable by the Lessee if the Lessee fails to make payment after the said sums become due.

     (x) As often as any building or structure on the demised premises or any part thereof shall be destroyed or damaged as aforesaid forthwith to give to the Lessor written notice of such destruction or damage and forthwith to cause all monies received by virtue of such insurance to be laid out in rebuilding and reinstating the same to the satisfaction of the Lessor and in accordance with the plans and specifications approved by the lessor and in accordance with the laws, bye-laws, regulations and planning schemes of every relevant governmental and statutory authority prevailing at the time, and in case the monies so received shall be insufficient for that purpose then to make up the deficiency out of his own monies PROVIDED THAT the rebuilding and reinstatement shall in any event commence and be completed within the period specified by the Lessor PROVIDED FURTHER THAT notwithstanding the covenant contained in this Clause 1(x), the Lessee may exercise the option not to rebuild or reinstate the buildings subject to the following conditions:

              (a) the Lessee shall give the Lessor three (3) months' prior notice in writing to prematurely terminate the term of lease herein created but without prejudice to any right or remedy which may have or will accrue to the Lessor prior to the expiry of the three (3) months' notice under the terms and conditions of the Lease herein; and

              (b) the Lessee shall forthwith pay or cause to be paid to the Lessor (whom the Lessee acknowledges to be entitled to) all monies received by virtue of such insurance.

     Assignment
     (xi)     (a)  Not to demise, assign, charge, create a trust or agency, mortgage, let, sublet, grant a licence or part with or share the possession or occupation of the demised premises in the whole or in part (hereinafter referred to as "the Prohibition") within five years of obtaining all the necessary Temporary Occupation Permits issued by the relevant governmental and statutory authorities for the buildings and structures at the demised premises (hereinafter referred to as "the Prohibition Period") EXCEPT THAT the Lessee may mortgage or sublet the demised premises with the Lessor's prior written consent.

              (b) After the Prohibition Period, not to demise, assign, charge, create a trust or agency, mortgage, let, sublet, grant a licence or part with or share the possession or occupation of the demised premises in whole or in part without the Lessor's prior written consent (hereinafter referred to as "the Restriction").

              (c) Notwithstanding clauses 1(xi)(a) and 1(xi)(b), the Lessor in granting any consent relating to the Prohibition, the Restriction or otherwise, may in its absolute discretion, impose terms and conditions including but not limited to requiring:-

                   (c.1) the Lessee to take all necessary steps to ensure that all the land the Lessee retains taken together comply with all setback and planning requirements and maintain a gross plot ratio of not less 0.6 but not more than 1.4;

                   (c.2) the assignee to take all necessary steps to ensure
                         that the demised premises comply with all setback and planning requirements and maintain a gross plot ratio of not less than 0.6 but not more than 1.4;

                   (c.3) the fixed investment criteria to be met and due proof thereof be shown within such period of time as the Lessor may stipulate;

                   (c.4) an assignee to be subject to the Prohibition for a
                         period of three (3) years from the date of the assignment EXCEPT THAT the assignee may mortgage or sublet the demised premises with the Lessor's prior written consent; and

                   (c.5) The payment of monies, fee or deposit.

                   The restrictions in section 17 of the Conveyancing and Law of Property Act (Chapter 61) shall not apply.

              (d) In the event of non-observance of the terms and conditions imposed in accordance with clause 1(xi)(c), the Lessor shall, without prejudice to any other right or remedy the Lessor may have, be entitled to exercise its rights under clause 3(c).

     Reinstatement
     (xvii) Without prejudice to the provisions in clause 1(vii) of ML I/30809F, at the termination of the term hereby created, by expiry or otherwise, (herein referred to as "the said Event") at the Lessee's own cost:

              (a) to remove all fixtures and fittings, or any part thereof as may be required by the Lessor;

              (b) to engage a reputable independent consultant to conduct another Environmental Baseline Study (hereinafter referred to as "the Subsequent Study") to determine the level of minerals and hydrocarbons on and beneath the demised premises and submit a written copy of the Subsequent Study to the Lessor;

              (c)  If  the results of the Subsequent Study indicate that:

                   (i) the level of minerals and hydrocarbons present at the time of the Subsequent Study exceeds that of the First Baseline Study, or

                   (ii) the level of minerals and hydrocarbons is equal to or exceeds the Intervention Values of the Dutch Standards then prevailing (hereinafter referred to as "the Dutch Standard");

                   whichever is less stringent (hereinafter referred to as "the contamination") then the Lessee shall at his own cost and within a reasonable time period (for these purposes, "reasonable time period" shall mean the length of time taken for decontamination using the then prevailing best practical technology which is commercially available) properly carry out all works necessary to decontaminate the demised premises to the state and condition existing at the time of the First Baseline Study or to the prevailing Dutch Standard, whichever is less stringent, and to the satisfaction of the Lessor and the relevant governmental and statutory authorities UNLESS the Lessee proves to the reasonable satisfaction of the Lessor that the contamination is caused solely by:

                   -     natural occurrence of minerals and hydrocarbons; or

                   -     third parties
                   and is not in any way caused or contributed by the Lessee's acts or omissions or those of its agents and PROVIDED THAT the Lessee shall at all times, whether prior to or after the said Event promptly notify the Lessor in writing after the Lessee has notice of contamination entering onto or beneath the demised premises. Further, the parties hereto may, but shall not be obliged to, remedy or cause to be remedied any contamination solely caused by third parties or by natural occurrence to the demised premises and neither party shall hold the other liable in any way for the same. However, the parties hereto shall at all times comply with the requirements of the prevailing environmental laws at their own costs;

              (d) to reinstate any damage to and yield up the demised premises in tenantable repair (fair wear and tear excepted) in accordance with the Lessee's covenants herein,

              (hereinafter referred to as "the decontamination and reinstatement works") and in any event the Lessee agrees as follows:

              (e) during and for as long as the Lessee shall after the said Event occupy and continue to occupy the demised premises or any part thereof by himself or his agents, servants, contractors or subcontractors or any other permitted persons for purposes of or in connection with any of the decontamination and reinstatement works, the Lessee shall be and shall be deemed to be the occupier of the demised premises and every part thereof for purposes of liabilities arising or which may arise under or by virtue of occupiers' liability and the Lessee shall indemnify the Lessor in relation to all such liabilities;

              (f) if the Lessee shall for any reason fail to carry out the decontamination and reinstatement works or to observe or perform his obligations under and in accordance with this clause 1(xvii) or any part thereof the Lessor may, without prejudice to any other right or remedy the Lessor may have, appoint or cause to be appointed a reputable independent consultant to carry out the Subsequent Study and/or carry out or cause to be carried out the decontamination and reinstatement works or such part thereof as the Lessor may deem fit, and all costs and expenses incurred thereby shall be recoverable by the Lessor from the Lessee as a debt;

              (g) the Lessor shall also be entitled to recover from the Lessee and the Lessee shall pay all rents, tax, property tax and other amounts which the Lessor would have been entitled to receive from the Lessee had the period within which the decontamination and reinstatement works are effected by the Lessee or the Lessor been added to the term of lease hereby created.

              (h) the Lessee shall not cause or suffer to be caused or permit entry from the demised premises onto or beneath any adjoining or neighbouring premises ("the Adjoining Land") any minerals or hydrocarbons to a level which is in contravention of the prevailing environmental laws, or in the absence of such laws, the prevailing Dutch Standard. If the Lessee fails to comply with this clause, the Lessee shall properly carry out all works necessary to decontaminate the Adjoining Land to the state and condition in compliance with such prevailing laws or Dutch Standard PROVIDED THAT :-

                   (i) the Lessor shall first prove the contamination of the Adjoining Land; and

                   (ii) the Lessee shall not be liable for the contamination of the Adjoining Land if the Lessee had not caused or contributed in any way to the same by its acts or omissions.

     (xxv) Subject always to Clause 1(xi) herein, to give to the Lesso written notice of every change of name within one month from the date of each change PROVIDED THAT where there has been, is or will also be a change in the shareholders of the Lessee or the number of shares held by each and every shareholder of the Lessee, the prior written consent in writing of the Lessor shall be obtained which consent if granted shall be subject to such terms and conditions as the Lessor may require.

     Landscaping
     (xxviii) To plant and maintain trees and landscape the demised premises in accordance with all the requirements of the National Parks Board and any other relevant governmental and statutory authority.

     Easements - Non liability
     (xxxii) The Lessee shall not at any time hold the Lessor liable for any claim, demand, action, proceeding, inconvenience, loss, damages, costs or expenses of whatsoever kind or description which the Lessee or any other person may suffer in connection with or arising from the Easement referred to in VML I/076384J or any works carried out in relation thereto.

     Use
     (xli)    (a)  To commence full operations within six (6) months of
                   obtaining all the necessary Temporary Occupation Permits for the buildings and structures at the demised premises for the purpose of WAFER FABRICATION AND ITS ANCILLARY ACTIVITIES ONLY (hereinafter referred to as "the Authorised Use") and for no other purpose whatsoever.

              (b) Thereafter, to maintain full and continuous operations and use and occupy the whole of the demised premises for the Authorised Use only and for no other purpose whatsoever except with the prior written consent of the Lessor. In giving its consent, the Lessor may in its absolute discretion require, inter alia, the Lessee to meet the fixed investment criteria and to show due proof thereof within such period of time as the Lessor may stipulate, and in the event of the non-observance thereof, the Lessor shall be entitled to exercise its rights under Clause 3(c) of VML I/076384J. For he avoidance of any doubt, the words "meet" in this clause and "met" in Clause 1(xi) herein shall include the maintenance of the fixed investment criteria and if it has not been maintained, then that it be met.

     Gross Plot Ratio - Maximum
     (xlii)   (a)  To ensure that the gross plot ratio shall not be less than
                   0.6 but shall not exceed the existing maximum gross plot ratio of 1.4 permitted for the demised premises except with the prior written approval of the Lessor and the relevant governmental and statutory authorities PROVIDED ALWAYS THAT and without prejudice to clause 1(viii) of ML I/30809F, the Lessee shall pay all development charges/differential premium which may be imposed on or charged to the Lessor by the relevant governmental and statutory authorities, and any other charges which may be imposed in connection with any increase in gross plot ratio beyond 1.4.

              (b) Notwithstanding Clause 1(xlii)(a) herein, if the Lessee is SINGAPORE TECHNOLOGIES PTE LTD (hereinafter referred to as "the Company"), the Company shall ensure that the average gross plot ratio for Private Lots A12787, A12787(a), A12787(b), A12787(d), A12787(e) AND ANY OTHER LAND OCCUPIED BY THE COMPANY WITHIN WOODLANDS INDUSTRIAL PARK D shall not be less than 0.6 but shall not exceed the existing permitted maximum average gross plot ratio of 1.4 except with the prior written approval of the lessor and the relevant governmental and statutory authorities PROVIDED ALWAYS THAT and without prejudice to clause 1(viii) of ML I/30809F, the Lessee shall pay all development charges/differential premium which may be imposed on or charged to the Lessor by the relevant governmental and statutory authorities, and any other charges which may be imposed in connection with any increase in the said average gross plot ratio beyond 1.4. For the avoidance of doubt, Clause 1(xlii)(a) herein must be strictly complied with in the event that the Company ceases to be the Lessee.

     Master Plan Zoning
     (xliii) Without prejudice to clause 1(xli) above and clause 1(xix) of ML I/30809F:

              (a) to ensure that the use of the demised premises complies with the master Plan zoning; and

              (b)  if the Lessee requires a change in the Master Plan zoning:

                   (b.1) to obtain the prior written approval of the Lessor and the relevant governmental and statutory authorities;
                         and

                   (b.2) if such approval is obtained, to bear all charges
                         which may be imposed on or charged to the Lessor by the relevant governmental and statutory authorities, and any other costs that arise in connection with the change in the Master Plan zoning.

     Car Park
     (xliv) Without prejudice to the generality of clause 1(xxvii) in ML I/30809F the Lessee shall not at any time use the car park in front of the demised premises for storing or stacking of any goods materials, equipment or container.

     No construction on buffers & sewer easements
     (vlv) Without prejudice to the generality of Clause 1(vii) in ML I/30809F, the Lessee shall not place, construct or erect or permit the placing, construction or erection of any building, structure or equipment whatsoever on any buffers, sewer easements or other underground services (if any) within the boundary of the demised premises and shall comply with the requirements of the relevant governmental and statutory authorities including the Urban Redevelopment Authority and the Building Control Division of the Ministry of National Development.

     Plans Endorsement
     (xlvi) The Lessor's endorsement on plans shall be null and void should there be any subsequent amendment thereon without the Lessor's rior written consent even though Written Permission from Urban Redevelopment Authority has been obtained.

     Connection of sewer pipelines
     (xlvii) To allow the Lessor its workmen, agents, contractors, sub-contractors and authorised lessees, tenants and licensees and their workmen and contractors a right to enter and work upon the demised premises free of charge for the purpose of connecting sewer pipelines, if required, within the boundary of the demised premises at any time during the term of the lease herein PROVIDED ALWAYS THAT the Lessee shall not at any time hold the Lessor liable for any claim, demand, action, proceeding, inconvenience, loss, damage, costs or expenses of whatsoever kind or description which the Lessee or any other person may suffer in connection therewith including such entry, works or pipeline or in other way connected with the easement referred to above.

     General Height Restriction
     (xlviii) At the Lessee's own cost, at all times, to comply with and observe any height restriction(s) on buildings and structures at the demised premises as imposed by any governmental or statutory authority and to ensure that any height restriction plan(s) which may be furnished to the Lessee shall at all times be held in strict confidence and shall not be shown, revealed or copied to or by any person, contractor, sub-contractor, watchman, employee, agent, representative or any other person except with the prior written consent of the Lessor.

     Boundary walls
     (xlix) To ensure that the building, boundary walls, landscaping works fronting the Bukit Timah Expressway are aesthetically designed to the Lessor's satisfaction.

     Certificate of Title
     (l) If the Registrar of Titles issues in favour of the Lessee a Certificate of Title for the leasehold estate comprised in the lease hereby created, the Lessee must, within one (1) month of receipt of the said Certificate of Title submit a copy of it to the Lessor.

     Surrender of Certificate of Title
     (li) If the term of lease hereby created shall at any time be determined by expiry or otherwise, the Lessee must at his own cost and expense immediately surrender or cause to be surrendered the said Certificate of Title for the leasehold estate (and any duplicate instrument) to the Registrar of Titles for custody and cancellation by the Registrar and the Lessee shall simultaneously give to the Lessor written notice of such surrender.

     (lii) To perform and observe all covenants, conditions, terms, stipulations and obligations required to be performed or observed by the Lessee at his own cost and expense, whether expressly stipulated or not.

Option Term
2A The Lessor further covenants with the Lessee that he shall grant to the Lessee a lease of the demised premises for a further term of THIRTY (30) YEARS (hereinafter referred to as "the further term") from the expiry of the said term upon the same terms and conditions and containing like covenants as are contained in this lease with the EXCEPTION of the present covenant for renewal and IN CONSIDERATION of a gross plot ratio of not less than 0.6 but not more than 1.4, a minimum investment by the Lessee of $900/- per square metre of the actual gross floor area on buildings and civil works (of which at least 1.0% or a minimum of $75,000/- whichever is lower must be on landscaping) and $800/- per square metre of the minimum gross floor area on plant and machinery, (in this Lease also referred to as "the fixed investment criteria"), AND PROVIDED THAT:

     (i) at the expiry of the said term there be no existing breach or non-observance of any of the covenants and conditions herein contained on the part of the Lessee to be observed or performed; and

     (ii) the rental payable for the further term shall be as set out hereunder:

           (a) the yearly rent for the further term shall be at the rate based on the market rent at the commencement of the further term (hereinafter referred to as "the Second Initial Rent");

4% Fixed Annual Rent Increase
           (b) the Second Initial Rent shall, on the 1st DAY OF MARCH 2031 and on the 1st DAY OF MARCH of every year thereafter be subject to a yearly fixed rental increase of 4% over the yearly rent for each immediately preceding year;

           (c) the yearly rent for the further term shall be payable by equal quarterly instalments without any deductions and in advance without demand on the 1st day of each of the months of January, April, July and October in every year of the further term at the office of the Lessor or at such other office as the Lessor may designate the 1st of such payments to be made on or before the commencement of the further term; and

           (d) for the purposes of (a) above, the market rent shall mean the rent per square metre per annum of the demised premises excluding the buildings and other structures erected thereon and shall be determined by the Lessor on or about the dates mentioned (and payable retrospectively with effect from the date mentioned if determined after the date mentioned) and the decision of the Lessor shall be final;

     (iii) if required by the Lessor, the Lessee shall within four (4) months from the commencement of the further term and at his own cost and expense, carry out and complete such improvements to the landscaping at the demised premises as may be stipulated in writing by the Lessor;

     (iv) the Lessee shall six (6) months before the expiry of the said term submit, for the approval of the Lessor and the relevant governmental and statutory authorities, plans for the upgrading of the exterior of buildings on the demised premises to the same highest quality of new buildings which the Lessor will be building at that time, and the Lessee shall expeditiously do all acts and things necessary to obtain the approval, all at the cost and expense of the Lessee; and

     (v) the Lessee shall at his own cost and expense complete, within eighteen (18) months from the commencement of the further term, the upgrading of the buildings in accordance with the plans approved by the Lessor and the relevant governmental and statutory authorities and to the satisfaction of the Lessor.

3(d) The Lessee may at any time prematurely terminate the term of lease herein created by giving to the Lessor three (3) months' prior notice in writing, but without prejudice to any right or remedy which may have or will accrue to the Lessor prior to the expiry of the three (3) months' notice under the terms and conditions of the Lease herein created or in respect of the termination.

Marginal Notes
5 All marginal notes are for ease of reference only and shall not be taken into account in the construction or interpretation of the clause or paragraph to which they refer.

EXECUTION OF LESSOR

THE COMMON SEAL OF                       )
                                         )
JURONG TOWN CORPORATION                  )
                                         )
was hereunto affixed                     )
                                         )
in the presence of :-                    )




                             -----------------------
                             CHIEF EXECUTIVE OFFICER


                             -----------------------
                                    SECRETARY


EXECUTION OF LESSEE

The Common Seal Of               )
                                 )
                                 )
                                 )
                                 )
was hereunto affixed             )
                                 )
in the presence of :             )





            SIGNATURE      :
                            ------------------------------
            NAME (IN FULL) :
            DESIGNATION    :



            SIGNATURE      :
                            ------------------------------
            NAME (IN FULL) :
            DESIGNATION    :

CERTIFICATE OF CORRECTNESS

     I,
     a duly authorised officer of the Jurong Town Corporation, under Section 31 of the Jurong Town Corporation Act (Cap 150) for and on behalf of the Lessor hereby certify that this instrument is correct for the purposes of the Land Titles Act.





                                   --------------------------------------------
                                          Signature of Authorised Officer



     I,
     the Solicitor for the Lessee hereby certify that this instrument is correct or the purposes of the Land Titles Act.





                                    --------------------------------------------
                                          Signature of Authorised Officer

OFFICE USE ONLY

--------------------------------------------------------------------------------
EXAMINED         REGISTERED ON



Date:
                                                             Registrar of Titles
                 Initial of
                 Signing Officer

--------------------------------------------------------------------------------

                                                                 ML I/30809F

                                                                 OFFICE USE ONLY

        THE LAND TITLES ACT

           (CHAPTER 157)


                                                               -----------------

                                                               -----------------
                                                                    $
                                                               -----------------


                               M E M O R A N D U M



To the Registrar of Titles

On behalf of THE JURONG TOWN CORPORATION, a body corporate incorporated under the Jurong Town Corporation Act and having its office at Jurong Town Hall, Jurong Town Hall Road, Singapore, the Registered proprietor.

I, GLORIA ONG SIEW CHOO, certify that this memorandum (comprising seven pages), contains the provisions which are deemed to be incorporated in any instrument in which the abovementioned corporation is named as a lessor and such instrument has reference to this memorandum.

                                                          Signature
                                                       Authorised Officer




                                         Filed in the REGISTRY OF TITLES

                                                 ON 26TH JUNE, 1990



                                                 REGISTRAR OF TITLES


LODGED BY:

Jurong Town Corporation
Jurong Town Hall
Jurong Town Hall Road
Singapore 2260

                        SPECIAL COVENANTS AND CONDITIONS

1    The Lessee hereby covenants with the Lessor as follows:-

     (i) To pay the yearly rent hereinbefore reserved on the days and in the manner appearing in the reddendum.

     (ii) To pay unto the Lessor on demand by way of additional rent a sum equal to all such sums as the Lessor may from time to time pay for insuring and keeping insured the demised premises against loss or damage by fire in case the Lessee shall make default in insuring and keeping insured the demised premises pursuant to the covenant in that behalf hereinafter contained PROVIDED ALWAYS THAT nothing herein shall render it obligatory on the part of the Lessor to insure and keep insured the demised premises or any part thereof.

     (iii) To pay all rates taxes assessments and outgoings whatsoever which now are or which at any time hereafter during the said term may be imposed or charged upon or in respect of the demised premises or any part thereof.

     (iv) To repair and keep in tenantable repair the demised premises and every part thereof throughout the said term.

     (v) To pay a reasonable proportion of the expense of constructing repairing rebuilding and cleansing all party walls fences sewers drains pipes water-courses and other things the use of which is common to the demised premises and the occupiers of any adjoining or neighbouring premises and such proportion in the case of a dispute shall be conclusively determined by the Lesser's surveyor for the time being.

     (vi) To permit the Lessor and his surveyors or agents with or without workmen or others during the said term at reasonable times in the day-time to enter upon the demised premises and every part thereof to examine the state and condition of the same and of defects decays and wants of reparations and of all breaches of covenant there found and the Lessor may thereupon serve on the Lessee notice in writing by leaving the same at or on the demised premises to or for the Lessee to make good the same within such reasonable time as specified in such notice.

    (vii) To perform and observe all the obligations which the Lessor of the demised premises may be liable to perform or observe during the term hereby created by any direction or requirement of any governmental or statutory authority and if the Lessee shall fail to observe or perform this covenant the Lessor may in its absolute discretion perform the same and all expenses and costs incurred thereby shall be recoverable from the Lessee as a debt PROVIDED ALWAYS THAT the Lessor shall not be liable to the Lessee for any loss damage or inconvenience caused thereby.

   (viii) Not to make or cause to be made any addition or alteration affecting the elevation external structure or stability of the demised premises or any part thereof without the prior written consent of the Lessor and the relevant governmental and statutory authorities PROVIDED THAT on the granting of such consent and without prejudice to other terms and conditions which may be imposed the Lessee shall give to the Lessor security that the proposed addition alternation or rebuilding will in fact be carried out within a reasonable time.

     (ix) Forthwith to insure and keep insured the demised premises against loss or damage by fire to the full value thereof with a well established insurance company approved by the Lessor and to make all payments necessary for that purpose within seven days after the same shall become payable and upon reasonable notice to produce to the Lessor the policy or policing of such insurance and the receipts for all such payments.

     (x) As often as the demised premises or any part thereof shall be destroyed or damaged as aforesaid forthwith to cause all monies received by virtue of such insurance to be laid out in rebuilding and reinstating the same in accordance with the plans and specifications approved by the Lessor and in accordance with the existing laws, bye-laws, regulations and planning schemes of every relevant governmental and statutory authority prevailing at the time, and in case the monies so received shall be insufficient for that propose then to make up the deficiency out of his own monies PROVIDED THAT the rebuilding and reinstatement shall in any event commence and be completed within the period specified by the Lessor.

     (xi) Not to demise assign mortgage let sublet or underlet or grant a license or part with or share the possession or occupation of the demised premises in while or in part without first obtaining the consent of the Lessor in writing. The restrictions contained in
           Section 17 of the Conveyancing and Law of Property Act (Chapter 61) shall not apply. In addition, the Lessor may in its absolute discretion in giving the consent require, inter alia, that the fixed investment criteria be met and due proof thereof be shown within such period of time as the Lessor may stipulate, and in the event of the non-observance thereof, the Lessor shall be entitled to exercise its rights under Clause 3(c) herein.

     (xii) Within six months of the devolution of the interest of the Lessee not perfected by an assent to give notice thereof in writing with particulars thereof to the Lessor and produce to the Lesser such documentary evidence as may be required by the Lessor.

   (xiii) Not to use the demised premises or any part thereof for any illegal or immoral purpose and not to do or permit or suffer to be done upon the demised premises anything which in the opinion of the Lessor may be or become a nuisance annoyance or cause damage or inconvenience to the Lessor or his lessees or the occupiers of any adjoining or neighbouring premises or whereby any insurance for the time being affected on the demised premises may be rendered void or voidable or be in any way affected.

    (xiv) Not without the prior consent in writing of the Lessor to affix or exhibit or erect or paint or permit or suffer to be affixed or exhibited or erected or painted on or upon any part of the exterior of the demised premises or of the external rails or fences thereof any nameplate signboard placard poster or other advertisement or boarding.

     (xv) To make reasonable provision against and be responsible for all loss injury or damage to any person or property including that of the Lessor for which the Lessee may be held liable arising out of or in connection with the occupation and use of the demised premises and to indemnify the Lessor against all proceedings claims costs and expenses which he may incur or for which he may be held liable as a result of any act neglect or default of the Lessee his servants contractors sub-contractors or agents.

    (xvi) To pay interest at the rate of 8.5% per annum or such higher rate as may be determined from time to time by the Lessor in respect of any arrears of rent or other outstanding sums due and payable under this Lease from the due dates thereof until payment in full is received by the Lessor.

   (xvii) At the termination, by expiry or otherwise, of the term hereby created, to yield up the demised premises to the Lessor in tenantable repair in accordance with the Lessee's covenants herein contained PROVIDED THAT, if so required by the Lessor and upon notice thereof, the Lessee shall remove the fixtures and fittings, or any part thereof, as may be specified by the Lessor and reinstate the demised premises to the satisfaction of the Lessor and if the Lessee shall fail to observe or perform this covenant the Lessor shall execute such works and recover the costs thereof from the Lessee as a debt.

  (xviii) To make good and sufficient provision for the safe and efficient disposal of all waste including but not limited to pollutants to the requirements and satisfaction of the Lessor PROVIDED THAT in the event of default by the Lessee under this covenant the Lessor may carry out such remedial measures as he thinks necessary and all costs and expenses incurred thereby shall forthwith be recoverable from the Lessee as a debt.

    (xix) Not to do or omit or suffer to be done or omitted any act matter or thing in or on the demised premises in respect of the operations business, trade or industry carried out or conducted therein which shall contravene the provisions of any laws, bye-laws, orders, rules or regulations now or hereafter affecting the same but at his own cost and expense to comply with all such provisions and at all times hereafter to indemnify and keep indemnified the Lessor against all actions, proceedings, costs, expenses, claims, fines, losses, penalties and demands in respect of any act matter or thing done or omitted to be done in contravention of the said provisions.

     (xx) To pay all costs disbursements fees and charges legal or otherwise including stamp and registration fees in connection with the preparation stamping and issue of this Lease and any prior accompanying or future documents or deeds supplementary collateral or in any way relating to this Lease.

    (xxi) To pay all costs and fees legal or otherwise including costs as between solicitor and client in connection with the enforcement of the covenants and conditions herein.

   (xxii) To pay to the Lessor all survey fees and other charges including those payable to and claimed by the relevant Government Planning Authorities and other relevant governmental and statutory authorities for the survey of the demised premises for the purpose of sub-division of the land of which the demised premises forms part and issue of this Lease and a Certificate of Title PROVIDED THAT the Lessor shall have the right to employ his own surveyor to carry out the said survey in which event the Lessee shall bear all costs thereby incurred.

  (xxiii) At his own cost to take such steps and execute such works upon the demised premises as may be necessary for the protection of shores and embankments if any and for the prevention of earthslip erosion of soil and failure of slopes expeditiously in a workmanlike manner and to the satisfaction of the Lessor.

   (xxiv) To construct an internal drainage system within the demised premises to the satisfaction of the Lessor to ensure that all surface water collected thereon is discharged into the public drains.

    (xxv) Not to effect a change of name except with the prior consent in writing of the Lessor PROVIDED THAT on every change of name the Lessee shall pay to the Lessor a fee to be specified by the Lessor in relation to such consent.

   (xxvi) To perform and observe the covenants on the Lessor's part contained in the Head Lease made between the President of the Republic of Singapore and the Lessor so far as they are not varied herein and to keep the Lessor indemnified against all claims damages costs and expenses in any way relating thereto.

  (xxvii) To maintain the demised premises and every part thereof in a neat and tidy condition, and forthwith to comply with the Lessor's direction to remove and clear any materials, goods, or articles of whatever nature and description from the demised premises or such part thereof as may be stipulated in writing by the Lessor.

 (xxviii) At his own cost to plant and maintain trees and landscape the demised premises in accordance with all the requirements of the Parks and Recreation Department, Ministry of National Development and other relevant governmental and statutory authorities.

   (xxix) Not to install or use any electrical installation, machine or apparatus that may cause or causes heavy power surge, high frequency voltage and current, air borne noise, vibration or any electrical or mechanical interference or disturbance whatsoever which may prevent or prevents in any way the service or use of any communication system or affects the operation of other equipment, installations, machinery, apparatus or plants of other Lessees in connection therewith, to allow the Lessor or any authorised person to inspect at all reasonable times, such installation, machine or apparatus in the demised premises to determine the source of the interference or disturbance and thereupon, to take suitable measures, at the Lessee's own expense, to eliminate or reduce such interference or disturbance to the Lessor's satisfaction, if it is found by the Lessor or such authorised person that the Lessee's electrical installation, machine or apparatus is causing or contributing to the said interference or disturbance.

    (xxx) To indemnify the Lessor against each and every claim, proceeding, action, loss, penalty, damage, expense, cost and demand which may arise in connection with clause (xxix) above.

   (xxxi) At the Lessee's own cost to execute such works as may be necessary to divert existing utility services such as pipes,cables and the like (if any) to the requirements and satisfaction of the Lessor and other relevant governmental and statutory authorities.

  (xxxii) Subject to that clause in the Special Covenants and Conditions of this Lease which stipulates the specific use the Lessor permits for the demised premises, the Lessee shall use and shall ensure that at least sixty per centum (60%) of the total floor area of the demised premises shall be used for purely industrial activities, and may use the remaining floor area for ancillary stores and offices, neutral areas, communal facilities and such other uses as may be approved in writing by the Lessor and the relevant governmental and statutory authorities PROVIDED THAT the said ancillary offices shall not exceed twenty-five per centum (25%) of the total floor area AND PROVIDED FURTHER THAT the Lessee shall not use and occupy the demised premises for the purpose of commercial office and storage unrelated to the Lessee's approved industrial activity.

 (xxxiii) If the Lessee shall at any time be found to have encroached upon any area behind the boundaries of the demised premises, the Lessee shall at his own cost and expenses, but without prejudice to any other right or remedy the Lessor may have against him, immediately or within the time specified (if any) by the Lessor rectify and remove the encroachment to the satisfaction of the Lessor and pay to the Lessor such compensation as may be specified by the Lessor. If, however, the Lessor in his absolute discretion permits the Lessee to regularise and retain the encroached area or any part thereof upon such terms and conditions as may be stipulated by the Lessor and any other relevant governmental and statutory authorities, the Lessee shall pay land rent on the encroached area with retrospective effect from the date of commencement of the term hereby created, and the Lessee shall also pay all survey fees, amalgamation fees, legal fees (including solicitor and client costs and expense), and all other costs and charges relating thereto.

   (xxxiv) If any damage of whatsoever nature or description shall at any time occur or be caused to the demised premises or any part thereof, to forthwith give to the Lessor written notice of the damage and to remedy the damage to the satisfaction of the Lessor within such time as the Lessor may specify, all at the cost of the Lessee.

   (xxxv) Not to keep or permit to be used or stored in the demised premises or any part thereof any materials of a dangerous or explosive nature without the prior consent in writing of the Lessor and to keep the Lessor indemnified against all damages claims and action caused by the use of storage of such materials whether or not the same is done with the consent of the Lessor.

2    The Lessor hereby covenants with the Lessee that the Lessee paying the rent hereinbefore reserved and performing and observing the covenants conditions and agreements on the part of the Lessee hereinbefore contained shall peaceably hold and enjoy the demised premises during the term hereby granted without any interruption of or by the Lessor or any person lawfully claiming through under or in trust for him.

3    PROVIDED ALWAYS and it is hereby agreed between the parties as follows:-

     (a) That no estate or interest in the soil of the road and footpath adjacent to the demised premises is or shall be deemed to be included in the demise hereinbefore contained.

     (b) That the Lessee shall not be entitled to any right of access of light or air to the demised premises or any part thereof, which would restrict or interfere with the user of any adjoining or neighbouring land for building or any other purpose.

     (c) That if the said rent hereby reserved or any part thereof shall be unpaid for fourteen days after becoming payable (whether the same shall have been formally demanded or not) or if any of the covenants or obligations on the part of the Lessee herein contained shall not be performed or observed or if any charging order made in respect of the demised premises shall be enforced by sale or by entry into possession without the written consent of the Lessor having first been obtained (Section 17 of the Conveyancing and Law of Property Act shall also not apply in such event) by the Lessee or by the person in whose favour the charging order shall have been made, then and in any such case it shall be lawful for the Lessor or any person or persons authorised by him in that behalf at any time thereafter to re-enter upon the demised premises or any part thereof in the name of the whole and thereupon the term hereby created shall absolutely determine but without prejudice to any right of action or remedy of the Lessor in respect of any breach of any of the covenants or conditions by the Lessor herein contained PROVIDED THAT if the demised premises have been assigned by way of mortgage the provisions of this clause shall not take effect until the Lessor has served upon the mortgagee a notice in writing that such breach has occurred and the mortgagee has failed to remedy such breach.

4    In this Lease where the context so requires or permits, words importing the singular number or the masculine gender include the plural number or the feminine gender and words importing persons include corporation and vice versa, the expression "the Lessor" shall include its successors-in-title and assigns, the expression "the Lessee" shall include its successors-in-title and permitted assigns (if any), where there are two or more persons included in the expression "the Lessee" covenants expressed to be made by "the Lessee" shall be deemed to be made by such persons jointly and severally, and except where otherwise provided the expression "the demised premises" shall mean the land hereby demised and all buildings, structures, fixtures and fittings therein.

                       BELOW THIS LINE FOR OFFICE USE ONLY




--------------------------------------------------------------------------------
Special Remarks                         Endorsing Instruction

                                        First Schedule:




                                        Second Schedule:





--------------------------------------------------------------------------------

EXAMINED                                           REGISTERED ON




                                      ----------------
                                        Initials of
                                        Signing
                                        Officer

                                                            REGISTRAR OF TITLES

Date:

--------------------------------------------------------------------------------

                                                         -----------------------
                                                          VML          1  Ver 1
                                                         -----------------------


                               THE LAND TITLES ACT

                                                         -----------------------


                                                         -----------------------

                                                      (For official use only)


                     FIRST VARIATION OF MEMORANDUM OF LEASE

LESSOR


--------------------------------------------------------------------------------
Name:                               JURONG TOWN CORPORATION
--------------------------------------------------------------------------------
Address:                            a body corporate incorporated under
                                    Jurong Town Corporation Act and having its
                                    office at Jurong Town Hall, 301 Jurong Town
                                    Hall Road, Singapore 2260.

--------------------------------------------------------------------------------




AUTHORISED OFFICER OF LESSOR

--------------------------------------------------------------------------------
Name :                              GLORIA ONG SIEW CHOO
--------------------------------------------------------------------------------

I, the abovementioned authorised officer of the Lessor, certify that in any instrument of the Lessor's in which both the Memorandum of Lease filed in the Land Titles Registry as No: I/30809F (hereinafter referred to as "ML I/30809F") and this Variation of Memorandum of Lease have reference:

(a) the following Easement provisions set out in Schedule I herein shall be inserted in addition to the clauses incorporated in ML I/30809F;

(b) the following sub-clause(s) as set out in Schedule II shall be in substitution of the sub-clauses incorporated in clause 1 and clause 3 contained in ML I/30809F and more particularly set out in Schedule III; and

(c) the following sub-clauses as set out in Schedule IV shall be inserted in addition to the sub-clauses in clause 1 contained in ML I/30809F.

SCHEDULE I - Easement

EASEMENT: RESERVING TO THE LESSOR, and all others to whom the Lessor has granted or may grant, as appurtenant to each and every premises adjoining and neighbouring the demised premises which are capable of so enjoying, a free and uninterrupted RIGHT OF PASSAGE AND RUNNING of water soil electricity power gas telephone communication and other services from the adjoining and neighbouring premises thereon through or by means of sewers drains pipes channels wires cables and ducts upon over or under the demised premises and to make connections with such sewers drains pipes channels wires cables and ducts or any of them for the purpose of exercising the said right of passage and of running the aforesaid services upon over or under the demised premises herein AND all other easements, ancillary rights and obligations as are or may be implied by the Land Titles Act (CAP 157).


SCHEDULE II - Replacement sub-clauses

1   (x)   As often as any building or structure on the demised premises or any part thereof shall be destroyed or damaged as aforesaid forthwith to give to the Lessor written notice of such destruction or damage and forthwith to cause all monies received by virtue of such insurance to be laid out in rebuilding and reinstating the same to the satisfaction of the Lessor and in accordance with the plans and specifications approved by the Lessor and in accordance with the laws, bye-laws regulations and planning schemes of every relevant governmental and statutory authority prevailing at the time, and in case the monies so received shall be insufficient for that purpose then to make up the deficiency out of his own monies PROVIDED THAT the rebuilding and reinstatement shall in any event commence and be completed within the period specified by the Lessor.

    (xxv) Subject always to clause 1(xi) herein, to give to the Lessor written notice of every change of name within one month from the date of each change.

3 (c) That if the said rent hereby reserved or any other sums due under this Lease, or any part thereof shall be unpaid for fourteen days after becoming payable (whether the same shall have been formally demanded or not) or if any of the covenants or obligations on the part of the Lessee herein contained shall not be performed or observed or if any charging order writ of seizure and sale or its equivalent made in respect of the demised premises shall be enforced by sale or by entry into possession without the written consent of the Lessor having first been obtained (Section 17 of the Conveyancing and Law of Property Act shall also not apply in such event) by the Lessee or by the person in whose favour the charging order writ of seizure and sale or its equivalent shall have been made, then and in any such case it shall be lawful for the Lessor or any person or persons authorised by him in that behalf at any time thereafter to re-enter upon the demised premises or any part thereof in the name of the whole and thereupon the term hereby created shall absolutely determine but without prejudice to any right of action or remedy of the Lessor in respect of any breach of any of the covenants or conditions by the Lessee herein contained PROVIDED THAT if the demised premises have been assigned by way of mortgage the provisions of this clause shall not take effect until the Lessor has served upon the mortgagee a notice in writing that such breach has occurred and the mortgagee has failed to remedy such breach.


SCHEDULE III - Previous sub-clauses

1  (x)    As often as the demised premises or any part thereof shall be destroyed or damaged as aforesaid forthwith to cause all monies received by virtue of such insurance to be laid out in rebuilding and reinstating the same in accordance with the plans and specifications approved by the Lessor and in accordance with the existing laws, bye-laws, regulations and planning schemes of every relevant governmental and statutory authority prevailing at the time, and in case the monies so received shall be insufficient for that purpose then to make up the deficiency out of his own monies PROVIDED THAT the rebuilding and reinstatement shall in any event commence and be completed within the period specified by the Lessor.

    (xxv) Not to effect a change of name except with the prior consent in writing of the Lessor PROVIDED THAT on every change of name the Lessee shall pay to the Lessor a fee to be specified by the Lessor in relation to such consent.

3   (c)   That if the said rent hereby reserved or any part thereof shall be unpaid for fourteen days after becoming payable (whether the same shall have been formally demanded or not) or if any of the covenants or obligations on the part of the Lessee herein contained shall not be performed or observed or if any charging order made in respect of the demised premises shall be enforced by sale or by entry into possession without the written consent of the Lessor having first been obtained (Section 17 of the Conveyancing and Law of Property Act shall also not apply in such event) by the Lessee or by the person in whose favour the charging order shall have been made, then and in any such case it shall be lawful for the Lessor or any person or persons authorised by him in that behalf at any time thereafter to re-enter upon the demised premises or any part thereof in the name of the whole and thereupon the term hereby created shall absolutely determine but without prejudice to any right of action or remedy of the Lessor in respect of any breach of any of the covenants or conditions by the Lessee herein contained PROVIDED THAT if the demised premises have been assigned by way of mortgage the provisions of this clause shall not take effect until the Lessor has served upon the mortgagee a notice in writing that such breach has occurred and the mortgagee has failed to remedy such breach.


SCHEDULE IV - Additional sub-clauses

1 (xxxvi) At the Lessee's own cost and expense and subject to the Lessor's prior written approval, to execute such works as may be deemed necessary by the Lessee in respect of the state and condition of the demised premises (especially its ground levels, topography and soil condition) which state and condition the Lessee shall be deemed to have full knowledge.

(xxxvii) Not to keep or allow to be kept any livestock or other animals at the demised premises or any part thereof.

(xxxviii) At the Lessee's own cost, to properly install and maintain exit lightings and exit signs at stair-cases, exist passageways and exits of the demised premises in accordance with all requirements of the Building Control Division.

(xxxix) To forthwith install and at all times to properly maintain sufficient emergency lighting in the production area of the demised premises in accordance with all requirements of the Fire Services bureau and to liaise directly with the Fire Services Bureau in relation thereto, and in the event that any alteration or addition to the demised premises shall thereby be necessary, then to obtain the prior written consent of the Lessor and the relevant governmental and statutory authorities in accordance with Clause 1(viii) of ML I/30809F, all at the cost of the Lessee.

(xl) Without prejudice to the generality of Clauses 1(iii) and 1(vii) of ML I/30809F, the rent and other taxable sums payable by the Lessee under or in connection with this lease shall be exclusive of the goods and services tax (hereinafter called "tax") chargeable by any government, statutory or tax authority calculated by reference to the amount of rent and any other taxable sums received or receivable by the Lessor from the Lessee and which tax is payable by the Lessee. The Lessee shall pay the tax and the Lessor acting as the collecting agent for the government, statutory or tax authority shall collect the tax from the Lessee together with the rent hereinbefore reserved without any deduction and in advance without demand on the 1st day of each of the months of January, April, July and October, and in the manner and withinthe period prescribed in accordance with the applicable laws and regulations.


DATE OF APPLICATION: 4th day of May 1995

EXECUTION BY THE AUTHORISED OFFICER:







                                                     -------------------------
                                                       GLORIA ONG SIEW CHOO




Witness:
                                                     -------------------------
                                                      ANNIE NG KIN MUI nee AU






LODGED BY:



--------------------------------------------------------------------------------
Name:                         JURONG TOWN CORPORATION
--------------------------------------------------------------------------------
Address:                      a body corporate incorporated under Jurong Town
                              Corporation Act and having its office at
                              Jurong Town Hall, 301 Jurong Town Hall Road,
                              Singapore 2260.
--------------------------------------------------------------------------------

OFFICE USE ONLY



--------------------------------------------------------------------------------

EXAMINED                REGISTERED ON




                                                           Registrar of Titles

Date:                   Initial of
                        Signing Officer
--------------------------------------------------------------------------------

                                      [MAP]


NOTE:

All grid references shown on this plan are based on Singapore Survey Department origin. (N30000 E30000)
All distances are in metres.

Dimensions and area are subject to final survey.

Lessee is required to consult other relevant authorities for services laid by them.

Lessee is required to obtain clearances from the relevant authorities on all the planning and technical requirements.

--------------------------------------------------------------------------------

[JTC LOGO]     Jurong Town Corporation
               Technical Services Group
               Survey Department

--------------------------------------------------------------------------------

                                 AGREEMENT PLAN

                                 A12787(e): Known as Lot 3696KP+.
                                           Mukim No.13

--------------------------------------------------------------------------------

Approved


for/s/ TAN HUCK JIN                12/12/2000
--------------------------------------------------------------------------------
TAN HUCK JIN                       Date
DEPUTY DIRECTOR (SURVEY)
--------------------------------------------------------------------------------

Approved


/s/ Toh Keng Yew                   12/12/2000
--------------------------------------------------------------------------------
Surveyor-in-charge                 Date

--------------------------------------------------------------------------------

               NAME             DATE           SCALE  1:2000
--------------------------------------------------------------------------------
SURVEYED       LU K.S.        11.9.2000        PLAN NO.
---------------------------------------
DRAWN          KAREN          7.12.2000        S/LA 499-6
---------------------------------------
CHECKED        HUM W.W        7.12.2000
--------------------------------------------------------------------------------